UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___ )
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Diamond Management & Technology Consultants, Inc.

(Name of Registrant as Specified In Its Charter)

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Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center
875 North Michigan Avenue
Chicago, Illinois 60611
T (312) 255-5000 F (312) 255-6000
www.diamondconsultants.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 11, 2007

The annual meeting of stockholders of Diamond Management & Technology Consultants, Inc. (the “Company”) will be held on Tuesday, September 11, 2007 at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois, at 10:30 a.m. Central Time for the following purposes:

1.	To re-elect three directors, each of whose terms are expiring at the annual meeting, for a new term of three years.

2.	To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for fiscal year ended March 31, 2008.

3.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 17, 2007 are entitled to notice of and to vote at the meeting.

Your vote is important.  You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement. In addition, stockholders who are present at the annual meeting may revoke their proxies and vote in person.

By order of the Board of Directors

William McClayton
Chief Administrative Officer and Secretary

July 30, 2007

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center
875 North Michigan Avenue
Chicago, Illinois 60611

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the annual meeting of Diamond Management & Technology Consultants, Inc. (the “Company”, “Diamond”, “we” or “us”) on September 11, 2007 beginning at 10:30 a.m. Central Time. The meeting will be held at the John Hancock Center, 875 N. Michigan Avenue, Suite 2800, Chicago, Illinois. We are furnishing these proxy materials in connection with the Board of Directors’ solicitation of proxies to be voted at the meeting and at any meeting following an adjournment of the meeting. We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about July 30, 2007 to record holders of Diamond’s Common Stock, par value $.001 per share (“common stock”), as of July 17, 2007, the record date for the meeting.

Proxies and Voting Procedure
Your vote is important. Most stockholders have a choice of either voting over the Internet by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunications and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on September 10, 2007. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed later-dated proxy (including an Internet vote) or by voting by ballot at the meeting. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented at the meeting for consideration, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement was printed, we did not anticipate any other matters would be raised at the meeting.

Stockholders Entitled to Vote
Stockholders at the close of business on July 17, 2007 are entitled to notice of and to vote at the meeting. As of July 17, 2007, there were 31,423,418 shares of common stock issued and outstanding and entitled to notice of and to vote at the meeting.

Quorum
The presence in person or by proxy of the holders of a majority of the shares of common stock issued and outstanding is necessary to constitute a quorum for all matters coming before the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote — Election of Directors A plurality of the votes duly cast is required for the election of directors; that is, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Required Vote — Other Matters Approval of any other matters coming before the meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy. An abstention is counted as a vote against all matters to properly come before the meeting. A broker non-vote is not counted for the purpose of any other matters to properly come before the meeting.

In accordance with the Company’s Restated Certificate of Incorporation, each share of Common Stock is entitled to one vote.

Tabulation of Votes
All votes, whether by proxy or ballot, will be tabulated by the Company’s Transfer Agent and Registrar.

Electronic Access to Proxy Materials and Annual Report
This proxy statement and the 2007 annual report are also available on the Company’s web site at www.diamondconsultants.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, saving the Company the cost of producing and mailing these documents. If you are a stockholder of record, you can elect this option by following the instructions provided when you vote your proxy over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call Diamond’s stockholder services toll-free number ((800) 526-0801) to ask for paper copies.

Costs of Proxy Solicitation
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market, Inc. (“NASDAQ”) we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Diamond stock.

Stockholder Account Maintenance
Our transfer agent is Mellon Investor Services. All communications concerning accounts of stockholders of record, including name or address changes and transfer requirements, should be directed to Mellon Investor Services, L.L.C., 480 Washington Boulevard, Jersey City, NJ 07310, (800) 526-0801, www.melloninvestor.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Diamond’s business affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed through discussions with the CEO and other executive officers, and, on at least a quarterly basis, by reviewing materials provided to them and by participating in meetings of the Board and its committees. At each of these meetings the independent directors also meet in executive session without the presence of any members of management. Mr. Bergstein, the Company’s former CEO, is currently Chairman of the Board. In addition, the Board created the position of Lead Director in May 2006, which is currently held by Mr. Caldwell. The primary duties of the Lead Director are to chair the executive sessions of the Board and serve as a liaison between the CEO and the non-management directors. Currently, the Board has an Audit, Compensation and Nominating & Governance Committee. All members of these Committees are non-employee directors and have been determined to be “independent” under NASDAQ rules and “non-employee directors” within the meaning of applicable SEC rules. During fiscal year 2007, all directors attended at least 75% of Board meetings and meetings of the committees on which they served, with the exception of Dr. Kay who attended 67% of Board and Nominating & Governance Committee meetings in the aggregate. While the Board does not have a policy with respect to Board members’ attendance at annual meetings, attendance is strongly encouraged and expected. All of the Company’s Board members attended the Company’s 2006 annual meeting of stockholders.

During fiscal year 2007, the Board of Directors met five times. The table below provides membership and meeting information for each Board committee of independent directors:

	Audit	Compensation	Nominating &
Members	Committee	Committee	Governance Committee

Edward R. Anderson	Member (effective September 12, 2006)	Chair	Member
Donald R. Caldwell	Chair	Member	Member
Mark L. Gordon*	Member*		Former Chair*
Alan C. Kay			Member
Michael E. Mikolajczyk	Member	Member
Pauline A. Schneider	Member		Member
Samuel K. Skinner		Member	Chair
Arnold R. Weber		Member	Member
Number of Meetings in Fiscal Year 2007	11	4	4

*	Mr. Gordon was a Board Member during fiscal year 2007 until his death on July 29, 2006.

Audit Committee
The Audit Committee’s primary purposes are to: (a) assist the Board in its oversight of (i) the integrity of the Company’s financial statements and internal controls and (ii) the Company’s compliance with legal and regulatory requirements; (b) appoint, retain, approve compensation, review independence and qualifications and oversee all audit and allowable non-audit work of the Company’s external independent auditor; (c) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement; and (d) perform such other duties as assigned to it from time to time by the Board.

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of the SEC and NASDAQ and has sufficient knowledge in financial and accounting matters to serve on the Audit Committee. The Board also has determined that Mr. Caldwell (the Chair of the Committee), Mr. Mikolajczyk and Mr. Anderson are each an “audit committee financial expert,” as defined by the applicable securities regulations.

The Report of the Audit Committee for the fiscal year ended March 31, 2007 appears below on page 11 of this proxy statement.

The Audit Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Audit Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Nominating & Governance Committee
The Nominating & Governance Committee’s primary purposes include: (a) identifying individuals qualified to become Board members; (b) recommending to the Board director nominees; (c) recommending to the Board a set of corporate governance principles applicable to the Company; (d) providing guidance with respect to other relevant matters relating to the composition and operation of the Board; and (e) performing such other duties as assigned to it from time to time by the Board.

The Nominating & Governance Committee considers director candidates with diverse experience, knowledge and business judgment with the goal of maintaining a balanced, engaged, independent and collegial Board whose members possess the experience and expertise necessary to ensure the Board’s performance meets all legal requirements and is in accordance with the highest ethical standards.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information, qualifications and consent of the nominee being proposed to the Secretary of the Company not less than 90 nor more than 120 days prior to the anniversary date of the prior annual meeting. All director nominations should be made in accordance with the provisions of Section 2.3 of the Company’s Amended and Restated By-Laws, which provides additional information required with respect to the candidate and nominating stockholder. Under such provision, only stockholders entitled to vote may nominate a director candidate.

The Nominating & Governance Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Nominating & Governance Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Compensation Committee
The Compensation Committee’s primary purposes are to: (a) oversee the administration of the Company’s compensation programs; (b) review and approve the compensation of the Company’s executive officers; (c) review and approve an annual discussion and analysis of executive compensation for inclusion in the Company’s proxy statement as required by the rules and regulations of the SEC; and (d) perform such other duties as assigned to it from time to time by the Board.

The Report of the Compensation Committee for the fiscal year ended March 31, 2007 appears below on page 12 of this proxy statement.

The Compensation Committee reviews its charter annually and recommends to the Board such revisions as it deems necessary. The Compensation Committee charter is available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

Director Independence
The Company’s Board of Directors periodically assesses the independence of each of its directors. The Board has determined that directors Anderson, Caldwell, Kay, Mikolajczyk, Rubio, Schneider, Skinner and Weber are

“independent” as defined in the applicable listing standards of NASDAQ. In making its determination, the Board considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board also considered the following: a longstanding financial investment by Mr. Bergstein, Chairman of the Board, in an investment fund for which Mr. Caldwell performs certain management duties and owns an interest and fees of $45,000 received by the Company for work performed by the Company for Nauta Capital, of which Mr. Rubio is president. The Board concluded that neither of the relationships identified above violated the NASDAQ categories of independence and both relationships were immaterial and did not impair the independence of the respective directors. Moreover, neither of the identified relationships was significant enough to require disclosure below pursuant to Item 404 of Regulation S-K under the caption “Director Compensation — Certain Relationships and Related Transactions.”

Communications with the Board
The Board welcomes your questions and comments. The Board has established a process for stockholders to send communications to the Board. If you would like to communicate with a director or certain directors as a group, or if you have a concern related to Diamond’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your written communications to: General Counsel, Diamond Management & Technology Consultants, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. A stockholder must include his or her name and address in any written communication and must indicate that the sender is a Company stockholder. All such communications will be forwarded to or raised with the Board.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors
The Board of Directors believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee directors. Directors who are employees receive no additional compensation for serving on the Board. The key components of the director compensation program are an annual retainer of cash and equity and additional compensation to committee chairs, Audit Committee members and the Lead Director. In addition, the Company may pay additional compensation to directors for service on special committees requiring significant additional time.

During fiscal year 2007, the Company paid each non-employee director an annual retainer of $100,000 comprised of $60,000 in equity and $40,000 in cash. Non-employee directors who serve as chairs of standing committees receive an additional annual cash fee of $10,000 and Audit Committee members other than the chair receive an additional annual cash fee of $5,000 to reflect the greater number of meetings required of the Audit Committee. The Lead Director, currently Mr. Caldwell, also receives an additional annual cash fee of $5,000. The Company reimburses the directors for customary business expenses incurred but does not pay any separate meeting fees.

The Company makes annual awards of restricted stock or restricted stock units valued at $60,000 to the non-employee directors under the Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”). Each non-employee director receives his or her equity award and annual cash fees following the Company’s annual meeting. The number of shares or units included in any award is determined in the same manner as for Company employees, with reference to the 10 trading day trailing average closing price of Company common stock. The equity award vests in full after one year.

Starting in fiscal year 2007, non-employee directors may defer all or part of their compensation until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors are required to make their deferral elections annually. For fiscal year 2007, Messrs. Kay and Weber chose to defer the receipt of their equity awards.

In addition, in February 2006, the Board-approved the payment of $50,000 to Mr. Rubio as compensation for his role related to the sale of portions of the Company’s international operations. Such payment was made to Mr. Rubio in August 2006.

Director Ownership Guidelines
Each of the directors is required to have an ownership stake in the Company. In addition, the Board’s guidelines for stock ownership provide that each non-employee Board member should acquire within four years of joining the Board, and retain, equity units or shares (including unvested equity) equal to $200,000 until he or she retires, dies or becomes disabled, or otherwise no longer serves as a director. As of March 31, 2007, each of the non-employee directors was in compliance with these ownership guidelines (although Mr. Weber’s equity value is below $200,000, he has been a Board member for less than 4 years and is expected to achieve such value in fiscal year 2008).

Director Compensation Table
In fiscal year 2007, the Company provided the following compensation to non-employee directors:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned				Deferred
	or Paid		Stock	Option	Compensation	All Other
Name	in Cash ($)		Awards ($)(6)	Awards ($)	Earnings ($)	Compensation ($)	Total ($)

Edward Anderson	55,000	(1)	62,319				117,319
Donald Caldwell	55,000	(2)	62,319				117,319
Alan Kay	40,000		62,319				102,319
Michael Mikolajczyk	45,000	(3)	62,319				107,319
Javier Rubio	40,000		62,319			50,000(7)	152,319
Pauline Schneider	45,000	(4)	62,319				107,319
Samuel Skinner	50,000	(5)	62,319				112,319
Arnold Weber	40,000		62,319				102,319

(1)	Includes $10,000 for serving as Chair of the Compensation Committee and $5,000 for serving as a member of the Audit Committee.

(2)	Includes $5,000 for serving as lead director and $10,000 for serving as Chair of the Audit Committee.

(3)	Includes $5,000 for serving as a member of the Audit Committee.

(4)	Includes $5,000 for serving as a member of the Audit Committee.

(5)	Includes $10,000 for serving as Chair of the Nominating & Governance Committee.

(6)	The amounts shown in this column represent the dollar amount recognized by the Company for restricted stock awards for financial statement reporting purposes with respect to fiscal year 2007 and previous fiscal years in accordance with FAS 123R. The amount shown differs from the $60,000 in equity award value received by each non-employee director (as discussed above in “— Compensation of Non-Employee Directors”) because this table shows the total expense recognized by the Company for financial statement purposes under FAS 123R in making each such grant.

(7)	Represents additional compensation provided for Mr. Rubio’s assistance with the sale of portions of the Company’s international operations during fiscal year 2007.

Certain Relationships and Related Transactions
Mr. Bergstein, the Company’s Chairman and former Chief Executive Officer (Mr. Bergstein resigned as Chief Executive Officer on March 31, 2006), indirectly owns a KingAir 350 airplane through a wholly owned corporation that he and others may use from time to time for business-related travel, including travel to and from clients. It is the Company’s policy, as approved by the Audit Committee, to reimburse such business use private airplane travel expenses only when used in connection with Company business and at or below prevailing market rates for private or chartered aircraft. During the period April 1, 2006 through March 31, 2007, the Company reimbursed Mr. Bergstein $391,566 for business-related travel on his airplane. In addition, an employee of the Company performs certain administrative tasks for Mr. Bergstein related to his airplane. Mr. Bergstein pays the Company $1,500 per month for such services or a total of $18,000 for the period April 1, 2006 through March 31, 2007.

At each of its meetings, the Audit Committee reviews and approves, ratifies or disapproves of any proposed transactions or courses of dealings with the Company where executive officers, directors or members of their immediate families, or holders of five percent or more of the common stock or members of their immediate family, have an interest (including all transactions required to be disclosed pursuant to the SEC’s related transactions disclosure requirements). This review includes, but is not limited to, director compensation and expense reimbursement, executive officer perquisites, private aircraft expense reimbursement and any Company revenue or expense related to any executive officers, directors or members of their immediate families, or holders of five percent or more of the common stock or members of their immediate family. The Audit Committee does not maintain a minimum threshold for review and considers any applicable SEC regulations, NASDAQ rules, any impact on the independence of the Company and/or the other party and its best business judgment in reviewing these items.

PROPOSAL 1 — ELECTION OF DIRECTORS

Members of the Board of Directors are divided into three approximately equal classes, one class of which is elected each year for a three-year term to succeed the directors whose terms are expiring. The Board’s nominees whose terms are expiring as Class II directors and who are nominated for re-election at the annual meeting for a three-year term are Melvyn E. Bergstein, Pauline A. Schneider and John J. Sviokla.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the proxy card intend to vote for the re-election of each of these nominees unless you indicate that your vote should be withheld.

If elected, the nominees will continue in office until their successors have been duly elected and qualified or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected and each has expressed their intention to serve. If on account of death or unforeseen contingencies any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MELVYN E. BERGSTEIN, PAULINE A. SCHNEIDER AND JOHN J. SVIOKLA AS CLASS II DIRECTORS.

Class II Director Nominees Whose Terms Currently Expire in 2007
Melvyn E. Bergstein has served as a Director of the Company since 1994 when he founded the Company. Since April 1, 2006, Mr. Bergstein has served as Chairman of the Company’s Board of Directors, after having served as its Chairman and Chief Executive Officer from 1994 through March 31, 2006. Prior to founding the Company, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including 21 years in various positions with Andersen Consulting, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc., a publicly traded real estate investment trust. He also serves on the boards of several not-for-profit organizations. Mr. Bergstein is 65 years old.

Pauline A. Schneider has served as a Director of the Company since December 2003. Ms. Schneider has been a partner at the law firm of Orrick, Herrington & Sutcliffe LLP since 2006. Prior thereto, Ms. Schneider was a partner at the law firm of Hunton & Williams LLP from 1985 to 2006. Ms. Schneider specializes in capital finance and real estate. Ms. Schneider also serves as a director of Pepco Holdings, Inc. and is active on the boards of several not-for-profit organizations ranging from the arts to health care to public policy. Ms. Schneider is 64 years old.

John J. Sviokla joined the Company in September 1998 as a Vice President and became a member of the Company’s Board of Directors in August 1999. Since April 1, 2000, Dr. Sviokla has served as Vice Chairman of the Company. Prior to joining the Company, Dr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Dr. Sviokla has authored over 100 articles, cases, videos and tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including the Kellogg School of Management at Northwestern University, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. Dr. Sviokla also serves as a director of Amicas, Inc. Dr. Sviokla is 50 years old.

Class III Directors Whose Terms of Office Continue until 2008
Edward R. Anderson has served as a Director of the Company since June 1994. Mr. Anderson has been the President of iPoint Systems since 2005. He is also the founder and Chief Executive Officer of Ambrosia Solutions, a software company. Prior to founding Ambrosia in 2003, Mr. Anderson served as Chairman and Chief Executive Officer of TorchQuest, Inc. From July 1999 until July 2000, Mr. Anderson was the Chairman and Chief Executive Officer of E-Certify Corp. Mr. Anderson is 60 years old.

Adam J. Gutstein has served as President and Chief Executive Officer of the Company since August 2006, as CEO from April to August 2006 and as a Director since 1999. Mr. Gutstein joined the Company as a Vice President in January 1994, became a member of its Management Committee in July 1998 and served in a number of executive positions prior to being named CEO. Prior to joining the Company, Mr. Gutstein was a vice president at Technology Solutions Company and a manager with Andersen Consulting, now Accenture Ltd. Mr. Gutstein is also a director of Healthaxis, Inc. Mr. Gutstein is 44 years old.

Michael E. Mikolajczyk joined the Company in April 1994 and has served as a member of the Board of Directors since that time. From April 1994 until July 1998, Mr. Mikolajczyk served as the Company’s Senior Vice President, Chief Financial and Administrative Officer. From July 1998 until his departure in August 2001, Mr. Mikolajczyk served in a number of executive positions with the Company, including Vice Chairman, President and Secretary. Following his departure from the Company in 2001 and until August 2004, Mr. Mikolajczyk was an independent consultant. Since September 2004, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private investment firm. Prior to Mr. Mikolajczyk’s service with the Company, Mr. Mikolajczyk held several senior financial and corporate development positions at MCI Telecommunications Corporation. Mr. Mikolajczyk is also a director of Accume Partners and Rubicon Technology, Inc. Mr. Mikolajczyk is 55 years old.

Javier Rubio has served as a Director of the Company since the consummation of the business combination between the Company and Cluster Consulting in November 2000. Mr. Rubio currently is the President and a director of Nauta Capital, a venture capital firm. From November 2000 through June 2003, Mr. Rubio served as the Company’s President, Europe and Latin America. On June 30, 2003, Mr. Rubio resigned as an employee of the Company. Mr. Rubio founded Cluster Consulting in 1993 serving as its Chairman and Chief Executive Officer. Prior to founding Cluster Consulting, Mr. Rubio held several senior positions with other consulting firms, including seven years in various positions with the MAC Group (Gemini Consulting) and the Monitor Company. Mr. Rubio is 46 years old.

Class I Directors Whose Terms of Office Continue until 2009
Donald R. Caldwell has served as a Director of the Company since June 1994 and in May 2006 was appointed as the Board’s Lead Director. In March 1999, Mr. Caldwell founded and presently serves as Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc. From February 1996 to March 1999, Mr. Caldwell was President and Chief Operating Officer and a director of Safeguard Scientifics, Inc. Prior to that time, Mr. Caldwell held various executive and management positions with several companies, including a predecessor company of Cambridge Technology Partners (Massachusetts), Inc. and Arthur Young & Co., a predecessor of Ernst & Young LLP. Mr. Caldwell also serves as a director of Quaker Chemical Corporation and Voxware, Inc. in addition to a number of privately held companies and civic organizations. Mr. Caldwell is 61 years old.

Alan C. Kay has served as a Director of the Company since June 1996. Dr. Kay currently is President of Viewpoints Research Institute, Inc. From November 2002 to October 2005, Dr. Kay was a Senior Fellow at HP Labs. From 1996 to 2001, Dr. Kay was Vice President of research and development for Walt Disney Imagineering, Inc. and a Disney fellow. From 1984 to 1996, Dr. Kay was an Apple fellow at Apple Computer, Inc. Prior to that time, Dr. Kay held scientific positions at Atari Corporation and Xerox Palo Alto Research Center. He was a research associate and lecturer in computer science at Stanford University from 1969 to 1971. In June 2004, Dr. Kay received the Kyoto Prize in advanced technology given by the Inamori Foundation, which is considered one of the world’s leading awards for lifetime achievement in engineering. In February 2004, Dr. Kay received the Association of Computing Machinery’s 2003 Turing Award for leading the team that invented Smalltalk, an influential programming language, and together with three former colleagues, received the Stark Draper Prize for the development of the networked personal computer. Dr. Kay is 67 years old.

Samuel K. Skinner has served as a Director of the Company since September 2003. Mr. Skinner currently serves as an Adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University. He is also “of counsel” to the law firm of Greenberg Traurig, LLP. Mr. Skinner was President and Chief

Executive Officer of U.S. Freightways, a major transportation and logistics service provider, from July 17, 2000 and Chairman of its Board from January 1, 2001 until his retirement in May of 2003. From October 1998 through July 2000, Mr. Skinner was a partner and Co-Chairman of the law firm Hopkins & Sutter. From February 1993 to April 1998, Mr. Skinner was President and a director of Commonwealth Edison Company. Prior to joining Commonwealth Edison, Mr. Skinner served as Chief of Staff to President George H. W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley Austin LLP. Mr. Skinner is also a director of Dade Behring, Inc., Express Scripts, Inc., Midwest Air Group, Inc., Navigant Consulting, Inc. and the Chicago Board of Options Exchange. He is also involved with numerous charitable and civic organizations. Mr. Skinner is 69 years old.

Arnold R. Weber has served as a Director of the Company since April 2005 and was previously a member of the Company’s Board of Directors from November 1999 until September 2003. Mr. Weber has been President Emeritus of Northwestern University since July 1998 and was its 14th president from 1984 to 1994. From 1995 to 1999 he served as President of the Civic Committee of the Commercial Club of Chicago, a leading business and civic organization. Mr. Weber has been a member of the faculty at the Graduate School of Business at the University of Chicago, Stanford University and the Massachusetts Institute of Technology. Mr. Weber is a trustee of the Museum of Science and Industry and the Committee for Economic Development. He has received honorary degrees from various universities including Notre Dame, the University of Colorado, Loyola University of Chicago, Northwestern University and the University of Illinois. Mr. Weber is 77 years old.

COMMON STOCK OWNERSHIP

Certain Beneficial Owners
The following table lists the beneficial ownership of those persons or groups known to the Company (based solely on filings with the SEC) to be the beneficial owner of more than 5% of the Company’s common stock (the Company’s only class of stock outstanding) as of May 31, 2007 (except as noted). As of May 31, 2007, there were 32,452,545 shares of common stock issued and outstanding.

	Total Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class

FMR Corp.(1) 82 Devonshire Street, Boston, Massachusetts 02109	3,193,049	10.1
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	3,061,241	9.5
Luther King Capital Management Corporation 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102	1,590,000	5.0
Artisan Partners Limited Partnership(2) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	1,250,003	4.0

(1)	As amended per Schedule 13G/A filed with the SEC on June 11, 2007.

(2)	Per Schedule 13G/A filed with the SEC on March 9, 2007. Holder had been beneficial owner of approximately 11.9% of the issued and outstanding shares of common stock at December 31, 2006.

Directors, Director Nominees and Named Executive Officers
The following table lists the beneficial ownership of common stock as of May 31, 2007 held by each director, nominee for director and executive officer as well as the directors, nominees and executive officers as a group. As of May 31, 2007, there were 32,452,545 shares of common stock issued and outstanding. Except as otherwise indicated below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

	Total Beneficial
Name of Beneficial Owner	Ownership(1)	Percent of Class

Edward R. Anderson	84,902		*
Melvyn E. Bergstein	1,261,590	3.9
Karl E. Bupp	546,009	1.7
Donald R. Caldwell	60,020		*
Adam J. Gutstein	570,698	1.8
Alan C. Kay	133,800		*
William R. McClayton	340,395	1.0
Michael E. Mikolajczyk	249,918		*
Jay D. Norman **	41,219		*
Javier Rubio	1,319,015	4.1
Pauline A. Schneider	28,539		*
Samuel K. Skinner	31,498		*
John J. Sviokla	257,659		*
Arnold R. Weber	18,582		*
All Directors, Director Nominees and executive officers as a Group (14 persons)	4,943,844	15.2

*	Represents less than 1% of issued and outstanding shares of common stock.

**	Mr. Norman resigned as an officer and director of the Company on August 31, 2006.

(1)	Includes unvested restricted stock and restricted stock units subject to vesting based on continued service as well as shares the beneficial owner may acquire upon exercise of stock options and stock appreciation rights within 60 days after May 31, 2007 as shown in the following table:

Total Beneficial Ownership Detail:

		Stock Options/
		Stock	Restricted
Name of Beneficial		Appreciation	Stock	Restricted
Owner	Stock	Rights	Units	Stock	Total

Edward R. Anderson	69,916	12,334		2,652	84,902
Melvyn E. Bergstein	1,089,851	84,751	85,488	1,500	1,261,590
Karl E. Bupp	318,113	155,272	71,124	1,500	546,009
Donald R. Caldwell	44,168	13,200		2,652	60,020
Adam J. Gutstein	140,021	240,051	189,126	1,500	570,698
Alan C. Kay	117,894	10,600	5,306		133,800
William R. McClayton	83,101	145,688	110,106	1,500	340,395
Michael E. Mikolajczyk	247,266			2,652	249,918
Jay D. Norman*	21,806	19,413			41,219
Javier Rubio	1,311,363	5,000		2,652	1,319,015
Pauline A. Schneider	14,420	11,467		2,652	28,539
Samuel K. Skinner	18,246	10,600		2,652	31,498
John J. Sviokla	27,686	166,299	62,174	1,500	257,659
Arnold R. Weber	6,236	7,040	5,306		18,582
All Directors, Director Nominees and executive officers as a Group (14 persons)	3,510,087	881,715	528,630	23,412	4,943,844

*	Mr. Norman resigned as an officer and director of the Company on August 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% owners”) to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and 10% owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of such forms, for fiscal year 2007, we identified one transaction on one Form 4 for each of directors Caldwell, Kay, Mikolajczyk, Rubio, Schneider, Skinner and Weber, and two separate transactions on two Forms 4 for director Anderson, that were filed late.

AUDIT COMMITTEE REPORT

The Audit Committee: (1) reviewed and discussed with management the Company’s audited financial statements and internal controls for the fiscal year ended March 31, 2007; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended March 31, 2007, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Donald R. Caldwell, Chairman
Edward R. Anderson
Michael E. Mikolajczyk
Pauline A Schneider

PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP, the Company’s independent registered public accounting firm, audited the Company’s financial statements for the fiscal year ended March 31, 2007. KPMG LLP received fees for such professional audit services as well as certain other services. The Audit Committee has established a pre-approval policy for services to be performed by KPMG LLP. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

The fees for services provided by KPMG LLP (all of which were pre-approved by the Audit Committee) to the Company in fiscal years 2007 and 2006 were as follows:

Audit Fees were $808,000 and $996,000 for fiscal years 2007 and 2006, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, any audits required by regulatory bodies, statutory audits and comfort letters.

Audit-Related Fees were $0 and $0 for fiscal years 2007 and 2006, respectively.

Tax Fees were $55,942 and $72,082 for fiscal years 2007 and 2006, respectively. These fees include charges for various federal, state, local and international tax compliance and research projects.

All Other Fees were $0 and $0 for fiscal years 2007 and 2006, respectively.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED AUDITORS

Stockholders will be asked to ratify the appointment by the Audit Committee of KPMG LLP as the Company’s independent registered auditors for fiscal year 2008. The Audit Committee appoints, retains, approves compensation, reviews the independence and qualifications and oversees all audit and allowable non-audit work of the Company’s independent registered auditors. The Audit Committee also has the authority to replace the Company’s independent registered auditors.

The ratification of the appointment of the independent registered auditors requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting provided that a quorum of at least one-third of the outstanding shares is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company’s independent registered auditors for the fiscal year ending March 31, 2008, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they so desire.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the five directors named below, each of whom meets the independence standards of the Company’s Corporate Governance Guidelines, NASDAQ listing standards and applicable securities laws. The Committee has overall responsibility for:

•	determining the compensation and benefits of the Named Executive Officers;

•	determining the aggregate pool of cash bonus and equity award compensation for other members of senior management;

•	designing, with the active assistance of management and the Committee’s consultants (if any), the Company’s executive compensation programs;

•	overseeing the Company’s equity compensation plans and programs;

•	recommending any new elements of executive compensation or programs for consideration to the full Board of Directors; and

•	discussing the Compensation Discussion and Analysis required by SEC regulations with management and, if appropriate, recommending its inclusion in the Company’s proxy statement.

The Committee has the authority to engage an independent compensation consultant or other advisors. The Committee did not exercise that right during fiscal year 2007. However, in May 2007, the Committee engaged Frederic W. Cook & Co., Inc. to review the executive compensation disclosure items in this proxy statement. The Company had hired Frederic W. Cook & Co., Inc. in the past prior to fiscal year 2007 to advise the Company regarding the overall compensation program for management, including the mix of cash base salary and bonus and equity award compensation relative to competitors. It is the Committee’s policy that any compensation consultant it may hire should not be working for management unless requested by the Committee Chair, should receive no compensation from the Company other than for its work in advising the Committee and should maintain no other economic relationship with the Company.

The Committee held four meetings during fiscal year 2007. The meetings were intended, among other things, to facilitate and encourage discussion between Committee members, executive management and other company personnel involved in compensation matters.

We reviewed and discussed with management the Compensation Discussion and Analysis below. Based on our review and these discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:
Edward R. Anderson, Chair
Donald R. Caldwell
Michael E. Mikolajczyk
Samuel K. Skinner
Arnold R. Weber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2007, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the SEC rules and regulations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview
The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow this discussion. The Company seeks to provide an understanding of its compensation practices and the decisions made concerning the compensation payable to executive officers, including the Chief Executive Officer, or CEO, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table, or the Named Executive Officers. The following discussion may also refer to a “partner”, which is an internal designation or title only and does not refer to a partner of a general or limited partnership. All partners are vice presidents of the Company. The partners have also adopted a partners’ operating agreement which contains a partner compensation program. Such program is subject to the authority and discretion of the Committee and has been filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

The Compensation Committee of the Board of Directors, referred to in this section as the Committee, plays a key role in designing and administering the executive compensation programs. All principal elements of compensation paid to executive officers are subject to approval by the Committee. Company senior management assists the Committee by supplying data and legal analysis and certain members of senior management (including the CEO) attend Committee meetings, except for the executive session portion of meetings where management is excluded.

The Committee generally does not rely on benchmarking against an industry peer group in setting compensation. The Company competes against privately held consulting firms, small boutique consulting firms, publicly traded consulting companies (or divisions within them) and foreign consulting firms. The Committee does not believe that comprehensive and reliable compensation data is available for many of the competitors. In addition, the Committee focuses particular attention on the internal equity of executive officer compensation as it compares to the compensation of partners who are not executive officers. Accordingly, the Committee has concluded that, at this time, it is not in the interests of the Company to follow a compensation system tied to peer compensation data.

Objectives
The Company operates in the competitive management consulting industry and it depends on the knowledge, skills, experience and talent of its senior executives to execute business strategies and create long-term stockholder value. The Company’s business strategies are fundamentally based on the quality of its employees, client relationships and intellectual capital. To achieve a high level of quality across these dimensions, the Company emphasizes teamwork, both in its service delivery model and also in its compensation program. As a result, the program is biased toward rewarding the partner group, including the Named Executive Officers, as a team and reflecting appropriate internal equity.

The principal objectives of the executive compensation program, which are the same objectives that guide the Company in establishing compensation programs for all employees, are to:

•	retain the team of partners which has made major contributions to the Company’s success;

•	attract highly qualified partners to strengthen that team;

•	motivate partners to achieve corporate objectives as well as individual goals;

•	reflect internal equity and foster teamwork;

•	link pay with performance; and

•	align the interests of partners with those of stockholders.

Principal Elements of Compensation and Total Direct Compensation
The partners’ compensation program consists of three major elements — base salary, annual cash bonus and annual equity awards (generally in the form of restricted stock units). Although all three of these elements are integrated into the compensation program, each element is intended to achieve different objectives:

•	Base salaries provide a level of fixed compensation that is intended to assist in employee retention and recruitment;

•	Cash bonuses provide additional motivation for the achievement of objectives at the corporate and individual levels; and

•	Equity awards also reward corporate and individual performance, while at the same time linking those rewards to the Company’s long-term success and the long-term interests of stockholders. Because the partner equity awards are subject to vesting over five years, they encourage executives to remain employees and work toward creating long-term stockholder value.

In addition, when making compensation decisions, the Committee considers key financial measurements such as Company revenue, operating margins, earnings per share, free cash flow from operating activities and total shareholder return as well as strategic objectives such as acquisitions, dispositions or joint ventures, technological innovation, globalization, leadership, mentoring, training and supporting Company values.

Base Salary
The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in the consulting industry and with other businesses of comparable size and scope that compete for executive talent. The Committee also considers the scope of the duties and responsibilities of each individual’s position and their level of experience.

In addition, base salaries of executive officers are set at levels intended to create internal equity when compared to the salaries of partners who are not executive officers. The Company strongly believes that those partners who are managing the Company as executive officers (some of whom were previously partners in the consulting practice serving clients) should not receive compensation at a level which is disproportionate to the compensation of the other partners. Therefore, the Company maintains a base salary schedule for partners and follows the general guideline that the base salary of the CEO should not exceed three times the base salary of an entry-level consulting partner.

The Committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments in light of past individual performance and the potential for making significant contributions in the future. The Committee generally considers both individual performance factors and overall Company performance in a particular year in determining base salary levels.

Cash Bonuses
For each performance year, the Committee determines the cash bonus pool, if any, for the partners, including the Named Executive Officers. The Committee reviews the cash bonus pool for the fiscal year first on a preliminary basis in February and then on a final basis in April after the close of the fiscal year. Generally, cash bonuses are only paid to partners if there are sufficient earnings to first provide for a return to the stockholders and bonuses to non-partner employees. The Company has established a guideline that at least 30 cents of each dollar of revenue above $38.8 million per quarter should be reflected in pre-tax income as additional corporate earnings. The Committee uses this guideline to help it determine the appropriate cash bonus pool for the employees (including the partners), if any.

Individual allocations of the pool to individual partners are based on a combination of corporate and individual performance criteria, as follows:

•	Named Executive Officers. The individual allocations of the bonus pool to the Named Executive Officers are determined by the Committee and are based on the financial performance of the Company as well as individual qualitative performance factors. For the Named Executive Officers, the Committee considers Company performance against the Board-approved operating plan, achievement of significant strategic goals or transactions, stockholder return, leadership displayed and any other factors deemed significant by the Committee.

•	Other Partners. The individual allocations of the bonus pool to other partners are based on financial performance of the Company, individual financial performance criteria (such as revenue growth, project contribution margins and cash collections), as well as individual qualitative performance factors such as leadership and mentoring. These partner individual allocation decisions are delegated to senior management.

For fiscal year 2006, no cash bonuses were paid to the partners including the Named Executive Officers. For fiscal year 2007, $1.75 million was paid to the partners, excluding the Named Executive Officers, and $156,085 was paid to the Named Executive Officers, both on April 30, 2007. A cash bonus recipient generally must be employed on the payment date to receive a cash bonus.

Equity Awards
Equity awards take the form of grants under the 1998 Plan which is overseen by the Committee. Although the 1998 Plan authorizes a variety of equity incentive awards, the only form of awards the Committee has granted to Named Executive Officers or partners during fiscal year 2007 is restricted stock units.

As with the cash bonus pool, the Committee reviews the aggregate dollar value of the equity award pool, in terms of grant-date compensation cost, for the fiscal year first on a preliminary basis in February and then on a final basis in April after the close of the fiscal year. The individual allocations of the equity award pool are determined consistent with, and in conjunction with, cash bonuses. Although the Committee delegates individual equity allocation decisions for partners to senior management, the Committee determines the specific allocations for each Named Executive Officer. The Committee expects to approve equity awards for each year, including years for which no cash bonus is paid.

Any equity awards are generally granted within the first 30 days of the fiscal year following the performance year. Once granted and accepted, these awards are subject to vesting over a five-year period, in ten equal semi-annual installments. Except as otherwise provided in the award agreement, the participant must be employed on the vesting date to receive the applicable portion of the award.

The Board of Directors has approved, upon the recommendation of the Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to Named

Executive Officers and partners (see “Executive Compensation — Compensation Discussion and Analysis — Equity Award Grant Practices” below on page 17 of this proxy statement for a further description of such policy).

Total Direct Compensation
The Committee also reviews “total direct compensation,” in addition to the individual elements of compensation, when assessing the competitiveness and appropriateness of the Company’s pay practices. Total direct compensation for a given performance year consists of salary, any annual cash bonus earned and the value of any equity award granted with respect to performance during the last fiscal year. Cash bonuses and equity awards with respect to performance in a given year are paid or granted in the following year. Under the new federal securities laws applicable to proxy statements equity awards for a given fiscal year that are granted in the following fiscal year are not reflected in the Summary Compensation Table; rather, the table reflects the compensation expense recorded for all such equity awards in the Company’s financial statements as of the end of a fiscal year (and, thus, would not recognize any equity awards that had not been granted as of the end of the fiscal year). As a result, the equity compensation disclosed in the Summary Compensation Table represents the currently recognized portion of equity awards made during the last fiscal year and over a number of prior years, and not necessarily the value of an equity award granted for performance for a fiscal year.

The amounts of total direct compensation earned by the Named Executive Officers for fiscal years 2007 and 2006 are shown in the Supplemental Table on page 22 below to illustrate the Committee’s calculation of total direct compensation earned each fiscal year.

Other Elements of Compensation

Retirement and Health and Welfare Benefits
The Company has never had a traditional or defined benefit pension plan. The Company maintains a 401(k) retirement plan in which all employees may participate on the same terms, with the exception that partners do not receive any Company matching payments. Any Company contribution to the 401(k) retirement plan is discretionary and has been equal to fifty cents for each dollar contributed by employees up to 3% of the participant’s compensation for fiscal years 2006 and 2007. Such contributions are immediately fully vested. The Company’s current policy prohibits partners (including the Named Executive Officers) from receiving Company contributions made to 401(k) accounts. If this policy were to change, such contributions would be shown in the All Other Compensation column of the Summary Compensation Table below. Executive officers participate in health and welfare benefit plans on the same terms as other employees.

Under the partner compensation program, the Company has a policy providing vesting of certain unvested equity upon retirement. If a partner, including a Named Executive Officer, retires at or after (i) age 62 or (ii) age 50 where such partner was a partner for at least five consecutive years, then the retiring partner’s unvested equity awards immediately and fully vest. The only exception is for unvested equity awards granted in the three years prior to retirement and after March 31, 2007, in which case a pro-rata portion of the unvested equity vests based on the number of months elapsed between grant date and retirement date.

Employment, Severance and Change-in-Control Agreements
All employees sign standard employment agreements designed, among other things, to protect the confidential information of the Company and its clients and to impose certain non-solicitation obligations on employees during their employment and for a reasonable period after leaving the Company. Nevertheless, employees remain “at-will” employees and are not contractually entitled to severance or change-in-control benefits.

The Company’s general policy on severance for partner-level employees, including Named Executive Officers, is to provide salary continuation for up to six months in the case of involuntary termination without cause. However, each case is reviewed on an individual basis and the Company may provide additional severance in the case of involuntary termination without cause or provide severance in a negotiated voluntary resignation situation where the Company believes it is in its interest to do so.

The Company does not have a policy regarding cash payments in the event of a change-in-control or “golden parachute” arrangements. However, the partner compensation program provides that, in respect of equity, in the event a partner is terminated within 18 months following a change-in-control, other than a termination for cause or one that is voluntary and not for “good reason”, such partner’s unvested equity shall be immediately and automatically vested.

Personal Benefits
The Named Executive Officers receive a limited number of personal benefits. The Company pays the premiums for employee term life insurance polices, the taxable portion of which for the Named Executive Officers ranged from $2,204 to $23,888 for fiscal year 2007.

Pursuant to the decision of the Board of Directors at the time Mr. Gutstein was named CEO, the Company required Mr. Gutstein to maintain a residence in Chicago, Illinois near corporate headquarters. Mr. Gutstein procured a rental apartment for which the Company reimburses the cost. In fiscal year 2007, the cost was $73,187. Included in this amount are furniture expenses related to his initial move, travel between Chicago and his main residence in Vermont as well as meals and incidental expenses while in Chicago. Portions of these various reimbursements may be taxable income to Mr. Gutstein under applicable tax laws. As a result, the Board of Directors also approved a tax gross-up payment to Mr. Gutstein related to these reimbursements. Such payment was $56,693 in fiscal year 2007.

The incremental cost of these personal benefits is disclosed in the All Other Compensation column of the Summary Compensation Table on page 20 of this proxy statement.

Equity Award Grant Practices
The 1998 Plan provides for various forms of equity awards, such as stock options, restricted stock and stock appreciation rights. However, the Committee has only authorized the Company to grant restricted stock units to executive officers and partners for fiscal year 2007.

The Board of Directors has approved, upon the recommendation of the Committee, the Equity Compensation Award Policy and Grant Procedures to govern the granting of equity awards, including any made to Named Executive Officers and partners. This policy covers all equity compensation awards of any type, including restricted stock units. The policy provides for three types of grants to employees:

•	New hire grants made to employees based on a percentage of their starting base salary and granted on their start date;

•	Annual review grants made to employees in conjunction with the annual performance evaluation for the fiscal year and granted upon senior management approval generally in April after the Committee has approved the aggregate pool; and

•	Partner promotion grants made to employees who achieve partner level and granted generally in April or October when such promotions are made.

The Committee approves all individual grants to executive officers and aggregate grants to partners. The grant date is the later of the day of Committee action or the day of acceptance of the Committee determined partner equity pool by the partners. In addition, the Committee must approve any individual grants to employees outside of the three types described above. For non-employee grants, the Committee has delegated limited authority to senior management to make such grants to key advisors or key independent contractors.

Equity awards granted to non-partner employees vest semi-annually over four years. Equity awards granted to partner employees, including partner promotion grants, vest semi-annually over five years. Equity awards are generally determined by dollar value, then converted into an equivalent number of equity units. For restricted stock units, the dollar value is divided by the 10 day trailing average closing price of the common stock prior to the grant date to determine the number of restricted stock units to be awarded. On each vest date, an employee realizes taxable income based on the value of restricted stock units that have vested and is paid in the form of shares of common stock.

The timing of an equity award is tied to Board, Committee or senior management approval, as determined according to the equity compensation award policy. The policy prohibits “backdating” or timing any award with the release of material non-public information.

In addition to the standard equity policy applicable to all employees, partners (including Named Executive Officers) are also subject to the Partners’ Equity Sales Program. The objective of the Partners’ Equity Sales Program is to provide an orderly and disciplined market for the sale of partners’ shares of capital stock of the Company. The Program allows partners to sell their shares quarterly in conjunction with the Company’s policy of permitting trades only during specified periods occurring after the public release of quarterly earnings. Participants in the Program are required to provide their sale requests at the beginning of the trading window. The Company then instructs a broker to initiate the trades, if any, in brokers’ transactions during the trading window. The partners are also restricted by the Program from selling more than a minority amount of their shares in any given quarter.

Executive Equity Ownership Guidelines
The Company believes that the financial interests of its executives should be aligned with those of its stockholders. In addition to using awards of equity as a long-term incentive, the Company has established equity ownership guidelines for partners, including the Named Executive Officers. The current ownership guidelines require partners to maintain ownership of Company stock (or equity awards), including unvested equity, having a value equal to at least 10% of his or her then current base salary multiplied by the number of years such person has been a partner. Each of the Named Executive Officers currently meets or exceeds these guidelines.

Executive Pay Adjustment or Recovery
The Company does not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 304 of the Sarbanes-Oxley Act of 2002. Section 304 requires the chief executive and chief financial officers of a publicly held company to repay to the company certain amounts received by such officers if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during the 12 month period following the filing of the financial statements in question and (2) any profits realized from the sale of securities of the company during that 12 month period.

Section 162(m)
Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. The limitation applies only to compensation that is not considered “performance-based.” In order for incentive compensation to qualify as “performance-based” compensation under Section 162(m), the Company’s discretion to grant awards must be limited. The Company believes that the benefit of retaining the ability to exercise discretion under its incentive compensation plans outweighs the risk of loss of tax deductions under Section 162(m). In addition, the Company has not compensated its senior executives at a level where there would be a material portion of compensation that would exceed $1,000,000 and potentially not be tax deductible. As a result, the Company has not sought to qualify its incentive compensation plans under Section 162(m).

2007 Compensation Decisions
2007 Cash Bonuses
The Board of Directors approved the fiscal year 2007 budget plan in May 2006. Such plan included $5.7 million available as a cash bonus pool for the partners, including the Named Executive Officers, if Company financial performance as projected was achieved. Overall Company performance did not fully achieve projections and in April 2007, the Committee approved an aggregate cash bonus pool of $1.9 million for the partners, including the Named Executive Officers, which replaced the original budgeted cash bonus pool.

In the case of the Named Executive Officers, the Committee’s determination of individual amounts was based on its evaluation of the executive’s performance and overall Company performance. The Committee also considered the recommendations that Mr. Gutstein made with respect to the other Named Executive Officers. The amounts payable to the Named Executive Officers for fiscal year 2007 performance are shown in the Bonus column of the Summary Compensation Table below.

No cash bonuses were paid to the Named Executive Officers or partners in respect of fiscal year 2006.

2007 Equity Awards
The Committee approved a preliminary fiscal year 2007 equity award pool in February 2007, and in April 2007 the Committee approved a final aggregate equity award pool of $15.35 million for the partners, including the Named Executive Officers.

In the case of the Named Executive Officers, the Committee’s determination of individual amounts was based on its evaluation of the executive’s performance and overall Company performance. The Committee also considered the recommendations that Mr. Gutstein made with respect to the other Named Executive Officers. In addition, the level of any cash bonuses was considered in determining equity awards so that the amount of the total annual incentive package was appropriate in the Committee’s view.

The Named Executive Officers were granted equity awards with an aggregate value of $1,624,089 in respect of fiscal year 2007. The individual value of each award to the Named Executive Officers is shown in the Supplemental Table on page 22 of this proxy statement.

CEO Compensation
The Committee made the following decisions with respect to the compensation paid in or with respect to fiscal year 2007 to the CEO:

•	The Committee approved paying Mr. Gutstein a fiscal year 2007 base salary of $625,000 in April 2006 in connection with his promotion to CEO.

•	The Committee did not increase Mr. Gutstein’s salary in August 2006 in connection with Mr. Gutstein assuming additional responsibilities. Mr. Gutstein’s title was changed from CEO to President and CEO at that time.

•	For fiscal year 2006, Mr. Gutstein was paid no cash bonus and was awarded equity with a value of $430,537 in April 2006.

•	For fiscal year 2007, Mr. Gutstein was paid $53,129 in cash bonus and was awarded equity with a value of $434,876 in April 2007.

Other Executive Officer Compensation
The Committee also made the following decisions with respect to the compensation paid in or with respect to fiscal year 2007 to the Named Executive Officers other than the CEO:

•	After considering, among other things, the recommendations of Mr. Gutstein, the Committee set the base salaries of the other Named Executive Officers for fiscal year 2007 at modestly increased levels over fiscal year 2006, with the exception of Mr. Bergstein whose base salary was reduced $125,000 in connection with his resignation as CEO on March 31, 2006 and his new role as executive Chairman. These are shown in the Salary column of the Summary Compensation Table below.

•	The Committee determined that Company performance in fiscal year 2006 did not justify any cash bonuses to the other Named Executive Officers. However, the Committee determined that equity awards with an aggregate value of $1,875,496 should be granted in April 2006, as shown in the Supplemental Table below.

•	For fiscal year 2007, the Committee approved cash bonuses to the other Named Executive Officers in the aggregate of $102,956 as shown in the Bonus column of the Summary Compensation Table below. The Committee also approved a total of $1.75 million in cash bonuses to the other partners who are not named in this proxy statement for fiscal year 2007 performance.

Composition of Total Direct Compensation
As shown in the Supplemental Table below, the base salary and cash bonus payments paid or earned by the Named Executive Officers (excluding Mr. Norman) for fiscal year 2007 accounted for approximately 63% of their total direct compensation. The grant date fair value of the restricted stock unit awards accounted for approximately 37% of total direct compensation. Because the Summary Compensation Table reflects the dollar amount recognized for purposes of fiscal year 2007 financial statements and not the fair market value of the 2007 awards, these percentages cannot be derived using the amounts reflected in the Summary Compensation Table.

2008 Compensation Decisions
The Committee has taken the following actions that will affect future executive compensation:

Base Salaries
Effective April 1, 2007, the Committee set the base salaries for fiscal year 2008 for each of the Named Executive Officers as follows: Mr. Gutstein — $625,000; Mr. Bupp — $475,000; Mr. Bergstein — $500,000; Mr. McClayton — $475,000; and Dr. Sviokla — $475,000. With the exception of Mr. Bupp, who received an approximate 5.6% salary increase, the fiscal year 2008 salaries of the Named Executive Officers remained the same as their fiscal year 2007 salaries.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of the Named Executive Officers for the fiscal year ended March 31, 2007. For a more thorough discussion of the executive compensation program, see the Compensation Discussion and Analysis section above.

								Change in
								Pension Value
							Non-Equity	and Nonqualified
				Stock	Option		Incentive	Deferred Com-	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards		Plan Com-	pensation	Compensation
Principal Position	Year	($)	($)	($)(1)	($) (2)		pensation ($)	Earnings ($)	($)(3)	Total ($)

Adam Gutstein	2007	625,000	53,129	349,168	25,789				133,420	1,186,506
President and CEO
Karl Bupp	2007	450,000	39,188	227,250	17,710				3,907	738,056
Chief Financial Officer
Melvyn Bergstein	2007	500,000		506,437	24,111				24,488	1,055,036
Chairman
William McClayton	2007	475,000	27,393	431,015	19,241				20,004	972,653
Chief Administrative Officer
John Sviokla	2007	475,000	36,375	419,152	16,693				5,597	952,817
Vice Chairman
Jay Norman(4)	2007	260,417		154,375	(28,589	)(5)			398,418	784,621
Chief Operating Officer

(1)	The amounts shown in this column represent the dollar amount recognized by the Company for restricted stock awards for financial statement reporting purposes with respect to fiscal year 2007 and previous fiscal years in accordance with FAS 123R.

(2)	The amounts shown in this column represent the dollar amount recognized by the Company for stock option awards for financial statement reporting purposes with respect to fiscal year 2007 and previous fiscal years in accordance with FAS 123R. In valuing such awards, the Company made certain assumptions. For a discussion of those assumptions, please see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(3)	See All Other Compensation Table immediately following this table for a breakdown of these amounts.

(4)	Mr. Norman resigned as an officer and director of the Company on August 31, 2006.

(5)	A negative amount is shown due to the forfeiture of option awards by Mr. Norman upon his resignation in accordance with FAS 123R.

ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Common
			Stock
		Life	Dividends	Chicago
		Insurance	on	Residence		Accrued
Name and	Fiscal	Premiums	Restricted	Expenses	Tax Gross-	Vacation	Severance
Principal Position	Year	($)(1)	Stock ($)	($)	Up ($)	Payout ($)	Payments ($)	Total ($)

Adam Gutstein	2007	2,940	600	73,187(2)	56,693(3)			133,420
President and CEO
Karl Bupp	2007	3,307	600					3,907
Chief Financial Officer
Melvyn Bergstein	2007	23,888	600					24,488
Chairman
William McClayton	2007	19,404	600					20,004
Chief Administrative Officer
John Sviokla	2007	4,997	600					5,597
Vice Chairman
Jay Norman	2007	2,204				19,231	376,983(4)	398,418
Chief Operating Officer

(1)	This amount represents the group term life insurance premium that is includible in the officer’s taxable income. All Company employees are provided the group term life insurance coverage.

(2)	This amount represents expenses incurred by Mr. Gutstein to maintain a Chicago residence: apartment costs, furniture expenses related to his initial move, travel between Chicago and his main residence in Vermont as well as meals and incidental expenses while in Chicago. For more information, please see “Compensation Discussion and Analysis — Other Elements of Compensation — Personal Benefits” above.

(3)	This amount represents amounts provided by the Company to Mr. Gutstein since some of the items reimbursed by the Company pursuant to note (2) above may be taxable income to Mr. Gutstein under applicable tax laws. For more information, please see “Compensation Discussion and Analysis — Other Elements of Compensation — Personal Benefits” above.

(4)	Mr. Norman resigned as an officer and director of the Company on August 31, 2006. Mr. Norman’s severance payments terminated in fiscal year 2007.

SUPPLEMENTAL TABLE — TOTAL DIRECT COMPENSATION

The following table describes total direct compensation(1) earned in the last two fiscal years for the Named Executive Officers (excluding Mr. Norman who resigned from the Company on August 31, 2006).

						Change
			Cash	Stock	Total	from
Name and	Fiscal	Salary	Bonus	Awards	Direct	Prior
Principal Position	Year	($)	($)(2)	($)(3)	Compensation ($)	Year (%)

Adam Gutstein	2007	625,000	53,129	434,876	1,113,005	10.7%
President and CEO	2006	575,000		430,537	1,005,537
Karl Bupp	2007	450,000	39,188	320,764	809,952	6.1%
Chief Financial Officer	2006	400,000		363,517	763,517
Melvyn Bergstein	2007	500,000		346,488	846,488	(22.9)%
Chairman	2006	625,000		473,551	1,098,551
William McClayton	2007	475,000	27,393	224,221	726,614	(6.0)%
Chief Administrative Officer	2006	450,000		322,991	772,991
John Sviokla	2007	475,000	36,375	297,740	809,115	7.0%
Vice Chairman	2006	450,000		306,418	756,418

(1)	Total direct compensation consists solely of salary, cash bonus and equity award compensation and does not include all elements of compensation shown in the Summary Compensation Table. For more information, please see “Compensation Discussion and Analysis — Principal Elements of Compensation and Total Direct Compensation — Total Direct Compensation” above.

(2)	Bonuses with respect to fiscal year 2006 performance were paid in fiscal year 2007 and bonuses with respect to fiscal year 2007 performance were paid in fiscal year 2008.

(3)	Represents the FAS 123R grant date fair value of the stock awards made with respect to fiscal years 2006 and 2007 performance. The amount is first calculated by dividing the equity award or grant value (expressed in gross dollar amount) by the 10 day trailing closing price average of Company common stock, which was $10.53 and $11.69 for 2006 and 2007, respectively. This formula determines the number of units to be granted. To determine the grant date fair value of these units for financial reporting purposes, the number of units is then multiplied by the average of the high and low prices for the grant date, which was $10.41 and $11.74 for 2006 and 2007, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning the number of shares of common stock underlying restricted stock units and stock options granted under the Amended and Restated 1998 Equity Incentive Plan to the Named Executive Officers.

		All Other	All Other
		Stock	Option	Exercise
		Awards:	Awards:	or Base
		Number of	Number of	Price of	Grant
		Shares of	Securities	Option	Date
		Stock or	Underlying	Awards	Fair
Name	Grant Date	Units (#)	Options (#)	($/Sh)	Value ($)(1)

Adam Gutstein	4/25/2006	41,358			430,537
Karl Bupp	4/25/2006	34,920			363,517
Melvyn Bergstein	4/25/2006	45,490			473,551
William McClayton	4/25/2006	31,027			322,991
John Sviokla	4/25/2006	29,435			306,418
Jay Norman	4/25/2006	39,291			409,019

(1)	Represents the grant date fair value of restricted stock units under FAS 123R. The amount is first calculated by dividing the equity award or grant value (expressed in gross dollar amount) by the 10 day trailing closing price average of common stock, which was $10.53 for the April 25, 2006 grant. This formula determines the number of units to be granted. To determine the grant date fair value of these units for financial reporting purposes, the number of units is then multiplied by the average of the high and low prices for the grant date, which was $10.41 for the April 25, 2006 grant. The restricted stock units vest over five years in ten equal semi-annual installments and are settled with one share of Company common stock for each vested unit.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards(2)
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan
			Incentive			Number		Awards:	Awards:
			Plan			of		Number of	Market or
			Awards:			Shares	Market	Unearned	Payout Value
	Number of	Number of	Number of			or Units of	Value of	Shares,	of Unearned
	Securities	Securities	Securities			Stock That	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying	Option		Have	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	Vested(3)	Vested (#)	Vested ($)

Adam Gutstein	2,000	8,000		$6.27	5/15/2011	161,940	$1,893,079
	20,000	5,000		$9.27	11/1/2008
	16,234	14,982		$9.70	11/15/2009
	35,000			$10.22	4/2/2008
	19,800			$13.02	8/1/2010
	9,672	22,556		$14.86	11/15/2010
	125,000			$28.10	1/2/2008
Karl Bupp	2,000	8,000		$6.27	5/15/2011	52,257	$610,884
	20,000	5,000		$9.27	11/1/2008
	9,445	8,717		$9.70	11/15/2009
	30,000			$10.22	4/2/2008
	7,400			$10.82	5/14/2007
	14,300			$13.02	8/1/2010
	8,784	20,484		$14.86	11/15/2010
	60,000			$28.10	1/2/2008
Melvyn Bergstein	2,000	8,000		$6.27	5/15/2011	66,294	$774,977
	20,000	5,000		$9.27	11/1/2008
	14,757	13,621		$9.70	11/15/2009
	25,000			$10.22	4/2/2008
	11,600			$10.82	5/14/2007
	24,200			$13.02	8/1/2010
	11,217	26,165		$14.86	11/15/2010
William McClayton	2,000	8,000		$6.27	5/15/2011	99,174	$1,159,344
	140,000			$8.76	4/11/2008
	20,000	5,000		$9.27	11/1/2008
	10,626	9,806		$9.70	11/15/2009
	3,500			$13.02	8/1/2010
	8,640	20,152		$14.86	11/15/2010
John Sviokla	2,000	8,000		$6.27	5/15/2011	44,552	$520,813
	20,000	5,000		$9.27	11/1/2008
	13,282	7,150		$9.70	11/15/2009
	25,000			$10.22	4/2/2008
	8,300			$10.82	5/14/2007
	24,375			$13.02	8/1/2010
	6,450	15,042		$14.86	11/15/2010
	65,000			$28.10	1/2/2008
Jay Norman	28,208			$3.08	8/31/2007
	10,727	—		$9.70	8/31/2007
	7,478	—		$14.86	8/31/2007

(1)	Option Awards include stock options and stock appreciation rights, both of which vest semi-annually over a five year period, with the exception of those listed below granted at an exercise price of $13.02, which vest semi-annually over a two year period.

(2)	Stock awards include restricted stock and restricted stock units, both of which vest semi-annually over a five year period, with the exception of those listed below granted to Mr. Gutstein and Mr. McClayton on June 28, 2004 of 100,000 and 50,000 units, respectively. For these restricted stock and restricted stock units, those granted to Mr. Gutstein will vest semi-annually over a five year period beginning on November 15, 2009 and those granted to Mr. McClayton will vest semi-annually over a three year period beginning on November 15, 2008.

(3)	This value is calculated using a closing price of $11.69 for the common stock on March 30, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock options exercised by, and the shares of restricted stock or restricted stock units that vested for, each of the Named Executive Officers in the fiscal year ended March 31, 2007. The value of shares acquired upon exercise of stock options is based on the difference between the closing price of the shares of the common stock on the exercise date and the exercise price. The value of restricted stock and restricted stock units realized upon vesting is based on the closing price of the shares of common stock on the vesting date.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares
	Acquired	Realized	Acquired	Value
	Upon	Upon	Upon	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Adam Gutstein	2,003	$26,979	19,276	$205,121
Karl Bupp	0	0	13,777	$148,759
Melvyn Bergstein	0	0	18,948	$202,948
William McClayton	51,630	$305,454	14,415	$154,302
John Sviokla	0	0	14,556	$154,735
Jay Norman	41,127	$384,335	18,939	$180,176

PENSION BENEFITS

The Company does not have a plan that provides for payments or other benefits at, following, or in connection with retirement for its officers, directors or employees.

NONQUALIFIED DEFERRED COMPENSATION

The Company does not have a nonqualified defined benefit or deferred compensation program for its officers or employees. The Company did establish a nonqualified deferred compensation program for non-employee directors in fiscal year 2007. Under such program, non-employee directors may defer all or part of their compensation until the director retires, dies or becomes disabled or otherwise no longer serves as a director. The directors are required to make their deferral elections annually. For fiscal year 2007, Messrs. Kay and Weber chose to defer the receipt of their equity awards.

ESTIMATED POST-EMPLOYMENT PAYMENTS UNDER ALTERNATIVE TERMINATION SCENARIOS

This section discloses the payments the Company would make to the Named Executive Officers under alternative scenarios in which their employment could terminate. These consist of payments the Company would make under the current severance policy (which applies to all full-time employees) and certain continuing benefits under the partner compensation program. There are no other agreements, arrangements or plans that entitle such executive officers to severance, perquisites or other enhanced benefits upon a termination of employment. The Company does not disclose payments or other benefits under the 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans.

Severance Policy
Under the current severance policy (which may change without notice), the Company normally pays a severance benefit to a full-time employee whose employment is involuntarily terminated without cause. The severance benefit varies by level. For partners, including the Named Executive Officers, the benefit is up to six months of salary continuation plus a small transitional lump sum equal to approximately $12,000. The Company generally does not pay severance to an employee whose employment is terminated under other circumstances, including voluntary resignation or termination for cause. However, each situation is reviewed on a case-by-case basis and the Company may provide additional severance in the case of involuntary termination without cause or provide severance in a negotiated voluntary resignation situation where the Company believes it is in its interest to do so. Mr. Norman’s severance benefit deviated from the Company’s general policy in that Mr. Norman received seven months of salary continuation in connection with his voluntary resignation as well as the accelerated vesting of equity awards consistent with an involuntary termination without cause as described in the table in the immediately proceeding subsection below. In order to receive severance payments from the Company, an individual is required to sign a customary liability release and abide by any continuing obligations to the Company in his or her employment agreement, such as confidentiality and non-solicitation provisions.

In the event that any of the Named Executive Officers were involuntarily terminated as of March 31, 2007 under the circumstances covered by the current severance policy, they would have been entitled to up to the following severance benefit: Mr. Gutstein, $324,500; Mr. Bupp, $237,000; Mr. Bergstein, $262,000; Mr. McClayton, $249,500; and Dr. Sviokla, $249,500.

Equity Awards Policy; Partner Compensation Program
Pursuant to the Company’s Equity Compensation Awards Policy and Grant Procedures and the terms of the awards granted by the Compensation Committee, if an equity award recipient’s employment is terminated, some or the entire unvested portion of any equity award will terminate or be accelerated as detailed in the following table.

Voluntary Resignation or
Type of Award	Termination With Cause	Involuntary Termination Without Cause

Stock Options and Stock Appreciation Rights	Unvested equity is cancelled.	All unvested equity awards granted for a lateral partner hire or partner promotion that are due to vest within one year of the separation date will vest as of the separation date. Unvested equity that was received while such individual was a partner is not subject to accelerated vesting.
For equity grants made prior to the time that such an individual became a partner, 50% of equity due to vest within one year of the separation date will vest as of the separation date and 100% of equity due to vest within 45 days of the separation date will vest as of the separation date.
Restricted Stock and Restricted Stock Units	Unvested equity is cancelled.	Restrictions due to lapse within 45 days of the separation date will lapse on the separation date.
For employees with between three and five years of service as of the separation date, restrictions due to lapse within 12 months of the separation date will lapse on the separation date for 25% of the unvested equity. For employees with between five and ten years of service as of the separation date, restrictions due to lapse within 12 months of the separation date will lapse on the separation date for 50% of the unvested equity. For employees with more than ten years of service as of the separation date, restrictions due to lapse within 12 months of the separation date will lapse on the separation date for 75% of the unvested equity.

In addition, under the partner compensation program, the Company has a policy of providing accelerated vesting of certain unvested equity upon death, disability or retirement (as defined). If a partner, including a Named Executive Officer, retires at or after (i) age 62 or (ii) age 50 where such partner was a partner for at least five consecutive years, then the retiring partner’s unvested equity awards immediately and fully vest. The only exception is for unvested equity awards granted in the three years prior to retirement and after March 31, 2007, in which case a pro-rata portion of the unvested equity vests based on the number of months elapsed between grant date and retirement.

In the event any of the Named Executive Officers were to have died or become disabled as of March 31, 2007, the value (based on the closing price of $11.69 for the common stock on March 30, 2007) of the unvested portion of their equity awards that would have become vested would have been as follows: Mr. Gutstein, $1,978,353; Mr. Bupp, $683,691; Mr. Bergstein, $857,543; Mr. McClayton, $1,234,318; and Dr. Sviokla, $590,502.

In the event any of the Named Executive Officers were to have retired as of March 31, 2007, the value (based on the closing price of $11.69 for the common stock on March 30, 2007) of the unvested portion of their equity awards that would have become vested would have been as follows: Mr. Bergstein, $378,943 and Mr. McClayton, $907,887. Each of Mr. Gutstein, Mr. Bupp and Dr. Sviokla were under the age of 50 at that time, and none of the unvested portion of their equity awards would have vested.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in Diamond’s proxy statement and form of proxy relating to the next annual meeting must be received by the Corporate Secretary at the Company’s executive offices not less than 90 days nor more than 120 days before September 11, 2008. Proposals should be delivered or submitted by certified mail, return receipt required, addressed to the Corporate Secretary, Diamond Management & Technology Consultants, Inc., Suite 3000 John Hancock Center, 875 North Michigan Avenue, Chicago, Illinois 60611. Please see the Company’s Amended and Restated Bylaws for more details on stockholder proposals, available on the Company’s web site at www.diamondconsultants.com in the investor relations section.

OTHER MATTERS

Neither Company management nor the Board intends to bring before the annual meeting any matters other than those disclosed in the Notice of annual meeting of Stockholders, and do not know of any business that persons, other than management, intend to present at the annual meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the persons named to vote on any other matter proposed by stockholders in accordance with their best judgment.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1. To elect three directors for a term of three years.
Nominee : 01 Melvyn E. Bergstein 02 Pauline A. Schneider 03 John J. Sviokla	FOR all nominees listed at left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for each nominee whose name is lined out
	☐	☐
To withhold authority to vote for each nominee strike a line through the nominee’s name above

2.	To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for the fiscal year ended March 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting.

Signature	Signature	Date

NOTE: Signature(s) should be exactly as the name or names appearing on this proxy. If shares are held jointly, each holder should sign. If signed by attorney, executor, administrator, trustee or guardian, please give full title. SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

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PROXY

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC. Common Stock

     The undersigned stockholder of DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC. (the “Company”) hereby appoints Adam J. Gutstein and William R. McClayton and each of them the attorneys and proxies of the undersigned, with full power of substitution, to vote as directed on the reverse side of this card all of the shares of common stock of the Company standing in the name of the undersigned at the close of business on July 17, 2007 at the annual meeting of stockholders to be held at the Company’s office at 875 N. Michigan Avenue, Suite 2800, Chicago, IL, commencing at 10:30 a.m. on September 11, 2007, and authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or at any adjournment of the meeting.

     If you choose to vote by Internet or telephone, your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you completed, signed, dated and returned your proxy card. If you choose not to vote by Internet or telephone, please complete, sign and date the reverse side and promptly return your proxy card in the enclosed postage-paid envelope.

     THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL MATTERS PROPERLY COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS (INCLUDING ALL DIRECTOR NOMINEES).

(Continued, and to be marked, dated and signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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